Exhibit 99.1

For Immediate Release

Waterside Capital Corporation

3092 Brickhouse Court

Virginia Beach, VA 23452

Contacts for Waterside Capital Corporation:

Franklin (Lin) Earley Chief Executive Officer (757) 626-1111 x 307 lin.earley@watersidecapital.com	Julie Stroh Chief Financial Officer (757) 626-1111 x 301 julie.stroh@watersidecapital.com

Waterside Capital Announces Earnings Release

VIRGINIA BEACH, VA – February 19, 2010 – Waterside Capital Corporation (OTC: WSCC.PK), a Small Business Investment Company (SBIC), today reported financial results for the six months ended December 31, 2009.

The Company’s net decrease in stockholders’ equity resulting from operations (which includes net operating income plus realized and unrealized gains or losses on investments) was $962,000 or a $0.50 loss per share for the six months ended December 31, 2009, compared to a decrease of $385,000 or a $0.20 loss per share for the six months ended December 31, 2008. The per share performance was calculated using shares outstanding of 1,915,548. The decrease in stockholders’ equity resulting from operations at December 31, 2008 included a one time expense of $113,000 representing financing costs related to the $16.1 million refinancing of Waterside’s SBA debentures. Operating expenses have increased by $272,000 compared to December 31, 2008, excluding the one time expense related to the redemption of SBA debentures. The increase in operating expenses was primarily attributable to the Company contracting with consultants and corporate legal expenses associated with advising and evaluating strategic alternatives available to the Company. Additionally, the decrease in stockholders’ equity from operations at December 31, 2009 included $354,000 of unrealized depreciation in the investment portfolio.

At December 31, 2009, Waterside’s loans and investments had a fair value of $17.8 million, compared with $19.3 million reported at December 31, 2008. For the six months ended December 31, 2009, the Company originated new investments of $417,000 and received proceeds from principal collected on notes receivable, loans, debt, and equity securities of $498,000. This compared to the Company’s funding of $517,000 in new investments for the six months ended December 31, 2008, and receiving proceeds from the sale of investments and principal collected on notes receivable and debt securities of $1,991,000. The net asset value of the common shares decreased to $2.29 per share at December 31, 2009 from the $3.63 reported at December 31 2008. The decrease in net asset value was due to the above mentioned $962,000 decrease in stockholders’ equity resulting from operations.

About Waterside Capital Corporation

Waterside Capital Corporation is a Small Business Investment Company (SBIC) headquartered in Virginia Beach, Virginia with a portfolio of approximately $17.8 million of loans and investments in 13 companies located primarily in the Mid-Atlantic region. Waterside Capital’s individual investments range from $500,000 to over $3 million. Visit Waterside’s web site at www.watersidecapital.com.

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are “forward-looking statements” including Waterside’s optimism regarding the growth of its portfolio companies (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management—including, but not limited to, investment opportunities, results, performance or expectations, ability to cure the SBA Capital Impairment default, ability to close on transactions designed to enhance shareholder value, etc.—may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors including the risks associated with the performance of the Company’s portfolio companies, dependencies on key employees, delays, interest rates, the level of economic activity, and competition, as well as other risks described from time to time in the Company’s filings with the Securities Exchange Commission, press releases, and other communications.

WATERSIDE CAPITAL CORPORATION

Financial Summary

(In thousands except per share data)

	Six Months Ended December 31,
	2009	2008
Statement of Operations data:

Total operating income	$673	$983
Interest expense	526	529
Other operating expenses	769	607

Net operating loss	(622)	(153)

Realized gain on investments	14	80

Change in unrealized appreciation (depreciation) on investments	(354)	(312)

Net decrease in stockholders’ equity resulting from operations	$(962)	$(385)

Per share data (basic):
Net operating loss	$(0.32)	$(0.08)
Net increase (decrease) in stockholders’ equity resulting from operations	(0.50)	(0.20)

	At December 31, 2009	At December 31, 2008

Balance Sheet data:

Cash and cash equivalents	$730	$773
Invested idle funds	1,668	2,613
Loans and investments, at fair value
Loans	655	—
Debt securities	4,455	4,631
Equity securities	10,092	11,465
Options and warrants	1,695	1,960
Notes receivable and other	868	1,277

Total loans and investments	17,765	19,333

Debentures payable	16,100	16,100
Stockholders’ equity	4,381	6,961

Net asset value per common share	$2.29	$3.63